Exhibit 10.1

Concentrix TSC UK Ltd

- and –

CRAIG GIBSON

SERVICE AGREEMENT

THIS AGREEMENT is made BETWEEN the following PARTIES:

1.Concentrix TSC UK Ltd, a company incorporated in United Kingdom whose address is at 44
Great Marlborough St, Carnaby. London W1F 7JL ("the Company"); and

2. Craig Gibson (“you” or “your”).

IT IS NOW AGREED BETWEEN THE PARTIES that:

1.INTERPRETATION

1.1Unless otherwise stated, the Company shall employ you on the terms set out in this document and the attached Schedules ("Agreement"). The Agreement shall take effect on the date that you sign this Agreement or the Start Date, whichever is the earlier. Any references to any other document in this Agreement (unless stated otherwise) are not intended to form part of the terms of this Agreement.
1.2The definitions in this Agreement shall have the meanings set out in Schedule 1, unless defined elsewhere in this Agreement.
1.3This Agreement includes the statutory particulars required by s.1 of the Employment Rights Act, which shall also form part of your terms under this Agreement.

2.     YOUR WARRANTIES

2.1    You represent and warrant to us:

2.1.1    that in entering into this Agreement, you will not be in breach of any Court Order or any other express or implied obligation owed to another person or organisation (such as but not limited to your former or current employer in relation to any post-employment restrictive covenant which restricts you from performing your contractual duties for the company);
2.1.2    that you are entitled to work in the UK without any additional approvals, and that you will notify the Company, meaning your manager or People Solutions, immediately if you cease to be so entitled at any time during the Agreement to have any right to work in the UK; and
2.1.3    you are not subject to any restrictions which prevent you from holding office as a director.

3.    TERM OF APPOINTMENT

3.1    Your Appointment with the Company commenced on 8th October 2016 ("the Start Date").
3.2    Your employment with Telecom Service Centres Ltd "WebHelp", which for continuous employment purposes started on 1st October 2013, counts towards your period of continuous employment with us.

4.     PROBATIONARY PERIOD

No probationary period applies to your employment.

5.     TERM OF APPOINTMENT

Your Appointment shall continue with the Company until it is terminated by either party in accordance with clause 14.

6.     JOB TITLE AND DUTIES

6.1    You shall be employed as Chief Client Officer or in such other role as the Company may require from time to time. Your role shall include those duties consistent with your position, and the Company may change such duties on notice to you. You may also be required to perform work – whether on a temporary or permanent basis - for any Group Company and/or to carry out different and/or additional duties and responsibilities as the Company may direct from time to time. The Company is not obliged to amend your terms and conditions of your Appointment following any such change.
6.2    During your Appointment you shall: (i) devote the whole of your time and skills to your duties and the business of the Company or any Group Company; (ii) act in good faith, trust and honesty, and comply with all policies, procedures and Company instructions; (iii) diligently exercise such powers and perform such duties as the Company may from time to time assign to you (iii) immediately report your wrongdoing, and any (including proposed) wrongdoing of any other employee or director of the Company or any Group Company; (iv) not be engaged, concerned or have an interest in any other business, trade or occupation except with the Company's prior written consent (v) use your best endeavours to promote, protect, develop and extend our business and the business of any Group Company.
6.3    During and at all times after your Appointment, you shall comply with your obligations under the Schedules to the Agreement and comply with all policies, procedures and reasonable instructions of the Company.

7.    DIRECTORS DUTIES

7.1    During your Appointment you agree to be appointed as a director or office holder of the Company if so required by the Company and shall carry out duties on behalf of any other Group Company including, acting as a director, officer holder or consultant of any such Group Company.
7.2    In the event you are appointed as a director or office holder of the Company and/or any Group Company, you shall:

7.2.1    comply with the articles of association (as amended from time to time) of the Company and/or any Group Company of which you are a director.
7.2.2    do such things as are reasonable and necessary to ensure compliance by yourself and us, or any Group Company, with the Companies Act 2006 and abide by any statutory, fiduciary or common law duties to the Company and/or any Group Company of which you are a director.
7.2.3    not do anything that would cause you to be disqualified from acting as a director; and
7.2.4    promptly make such reports and provide such information to the Company in connection with the Company's or any Group Company's affairs or your duties on such matters and at such times as are reasonably required.

8.    PLACE OF WORK AND MOBILITY

8.1    Your main place of work is your home office.

8.2    You may be required to travel to and work at any of the Company's or Group Company's other offices, or that of their clients, either in the United Kingdom, or anywhere abroad. You will not normally work abroad for more than one month, but there may be occasions where the period is extended for business reasons.

8.3    Given the nature of your role, you may be required to relocate on a permanent basis to another location or office of the Company or Group Company, or any of their client's offices, in the United Kingdom or abroad. Any permanent relocation will be agreed via a mutual agreement and negotiated terms acceptable to both parties.

9.    SALARY

9.1    The Company shall pay you an annual gross basic salary of GBP £418,494.00, inclusive of any fees due to you by the Company or any Group Company as an officer of the Company or any Group Company.

9.2    Your salary shall accrue on a daily basis at a rate of 1/260 and be payable monthly in arrears (on or about the last working day of each calendar month) after deduction of tax and national insurance contributions.

9.3    Your salary shall be reviewed annually. The Company is under no obligation to award an increase following a salary review. There will be no salary review after notice has been given by either party to terminate your Appointment.

10.    DEDUCTIONS

The Company reserves the right to deduct from your salary or any termination payments, any sums that you owe to it, including but not limited to any overpayments, statutory deductions such as tax and national insurance contributions, outstanding debts or loans, periods of unauthorised absence, holiday taken in excess of entitlement, training costs, relocation costs, any repayment of a bonus or equity award, losses suffered by the Company as a result of your negligence or breach of its policies and procedures or a failure to return any Property of the Company.

11.    WORKING HOURS

11.1    Your normal hours of work shall be from 9.00am to 5.30pm Monday to Friday. Given the nature of your role, you shall work such additional hours that are necessary due to business needs or for the proper performance of your duties, with no additional payment.

11.2    You agree that for the purposes of the Working Time Regulations 1998 any legislative provisions imposing a maximum number of average weekly working hours will not apply to your Appointment under this Agreement. You may terminate the agreement contained in this clause by giving the Company not less than three months' notice in writing. Unless it is terminated in this way, the agreement in this clause shall remain in force until your Appointment terminates.

12.    HOLIDAYS

12.1    During the Holiday Year, you shall be entitled to 28 days' paid holiday (inclusive of the normal bank and other public holidays in England and Wales) ("Statutory Leave"), and 7 days' additional paid holiday "(Contractual Leave") (collectively referred to as "Annual Leave") to be taken at such times as are approved, or required, by the Company. This entitlement is based on full-time hours and shall be reduced on a pro rata basis if you work part time. You will be deemed to take your Statutory Leave first, followed by your Contractual Leave.

12.2    If this Agreement commences or terminates part way through a Holiday Year, your Annual Leave entitlement shall be calculated based on complete calendar months remaining in the holiday year.

12.3    A working day taken as holiday shall be paid at the rate of 1/260th of your annual gross basic salary (subject to your legal rights), less applicable deductions.

12.4    You are required to give the Company 1 weeks' notice of any request for Annual Leave and any such request is subject to the approval of your manager. The Company reserves the right to refuse your request for Annual Leave due to business and/or operational reasons.

12.5    The Company may require you to take holidays on particular dates including during any notice period or garden leave. You will be given reasonable notice of any such requirement.

12.6    There is no contractual right to carry over Annual Leave to the following Holiday Year. Accrued but unused leave shall be forfeited, subject to applicable law. The Company may however permit carry over in exceptional circumstances, at its discretion and subject to written Company approval.

12.7    If you breach this Agreement, the Company's holiday policy or any other policy, or you commit an act of misconduct, the Company shall be entitled to withdraw and/or deduct from your salary any entitlement to Annual Leave, in particular any additional contractual leave (subject always to your statutory rights).

12.8    On the termination of your Appointment, the Company shall be entitled to deduct from your salary, or request that you repay, the amount of any excess holiday taken.

13.    SICKNESS ABSENCE AND SICK PAY

13.1    The Company operates a non-contractual discretionary sick pay scheme (inclusive of any statutory sick pay ("SSP")) for eligible employees ("Company Sick Pay") who are unable to work due to illness. Your role is eligible to receive this benefit. Further details can be obtained from People Solutions.

13.2    There is no contractual entitlement to Company Sick Pay. Any such payments are entirely discretionary, and the Company may vary or withdraw Company Sick Pay at any time.

13.3    Your qualifying days for SSP purposes are Monday to Friday.

13.4    If you are absent from work due to sickness or injury you, or someone on your behalf, must notify your manager, Chris Caldwell, as soon as possible and no later than 1 hour after your work was due to start of the reason for your absence.

13.5    In all cases of absence, a self-certification form (available from People Solutions) must be completed on your return to work and supplied to Diane Hanson, People Solutions

13.6    For any period of incapacity which lasts for seven consecutive days or more a doctor's certificate stating the reason(s) for absence must be obtained and supplied to Diane Hanson, People Solutions. Further certificates must be obtained if the absence continues for longer than the period of the original certificate. You must regularly update your manager, Chris Caldwell about your progress and the date of your expected return to work.

13.7    A failure to comply with the sick leave reporting procedure as set out in this clause will be treated as an unauthorised absence and may result in disciplinary action and the loss of any sick pay.

13.8    You agree that the Company may, at any time, request that you provide a medical certificate or other evidence of your medical condition to explain your absence or that you undergo a medical examination by its appointed medical adviser to assess your condition.

13.9    In the event that you are incapable of performing your duties by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party, all payments made by the Company to you whether of salary or sick pay shall, to the extent that compensation is recoverable from that third party, constitute loans by the Company to you (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of your employment) and shall be repaid by you to the Company when and to the extent that you recover compensation (or could have reasonably been expected to recover compensation had you pursued the same) for loss of earnings from that third party by action or otherwise.

14.    TRAINING

14.1    During your Appointment, no compulsory training is required.

15.    TERMINATION OF APPOINTMENT

15.1    Either party may terminate this Agreement by giving to the other not less than six months' notice in writing.

15.2    During any notice period, you shall only be entitled to your basic salary, and you shall cease to receive any other payments or benefits. The Company may opt to terminate your Appointment without notice and make a payment of basic salary in lieu of notice. Any expenses incurred as a result of business needs will be reimbursed.

15.3    The rights of the Company to terminate this Agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay, permanent health insurance (if applicable) or any other benefits under this Agreement.

15.4    By reason of your position and seniority in the Company, the Company shall be entitled to terminate your Appointment immediately without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the Termination Date) for the following non- exhaustive reasons, if you:

15.4.1    are in breach of the Company’s anti-corruption and bribery policy and related procedures and/or the Bribery Act 2010 (as amended) in place from time to time;

15.4.2    are disqualified from acting as an officer and/or director or resign as an officer and/or director from the Company or any Group Company without the prior written approval of the Company.

15.4.3    are guilty of any gross misconduct affecting the business of the Company or any Group Company.

15.4.4    are guilty of conduct, whether in connection with the Appointment or not, which in any way is harmful to the Company and/or a Group Company or which brings the Company and/or an Group Company into disrepute;

15.4.5    commit any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuse or neglect to comply with any reasonable and lawful directions of the Company.

15.4.6    are, in the reasonable opinion of the board of the Company, negligent in the performance of your duties.

15.4.7    are declared bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984.

15.4.8    are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

15.4.9    fail to comply with any lawful and reasonable order or direction properly given by the Company and/or any Group Company.

15.4.10    are guilty of any fraud or dishonesty or act in any manner which in the opinion of the Company or any Group Company brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company or any Group Company; or

15.4.11    are guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

15.5    The rights of the Company under clause 15.4 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by you as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

15.6    Following the termination of the Appointment you will provide the Company and/or any Group Company with such ongoing assistance as the Company may require in respect of any litigation, dispute, claim, investigation involving the Company and/or any Group Company, including any investigation into any such matters or the conduct of any proceedings or settlement of them, or any other matter with which you were connected or concerned in the performance of your duties during the Appointment and the Company agrees to pay your reasonable expenses incurred in complying with this clause.

16.    RIGHTS AND OBLIGATIONS DURING ANY PROCEDURE AND YOUR NOTICE PERIOD

16.1    If the Company: (i) suspends you during any disciplinary or grievance matter concerning you; (ii) requires you to engage in any of its procedures; or (iii) requires you to serve your period of notice; it can request that you stop work and stay at home during all or part of any such suspension, procedure or period of notice.

16.2    If clause 16.1 applies, you shall: not enter any Company premises; ensure your line manager knows how to contact you during each working day; immediately return any Property, unless the Company determines otherwise in writing; only perform such duties as the Company shall direct; not contact or attempt to contact any employees (which includes any Key Employees), Client, Prospective Client, or Supplier; and continue to observe the terms of this Agreement, in particular Schedule 2.

16.3    You agree to:

16.3.1    disclose the name of your new employer (if any) and role and provide such evidence as the Company may request to prove it is not a competitive activity.

16.3.2    sign such specific undertakings as the Company may request regarding compliance with Schedule 2 of this Agreement, confirming no wrong doing; and

16.3.3    co-operate with the terms of departure as set out in Clause 15 of this Agreement.

16.4    You agree not to:

16.4.1    discuss with any employees (which includes any Key Employees), Client, Prospective Client, or Supplier as to when or why you are leaving, including the name of who (the Company) you are joining.

16.4.2    inform any employees (which includes any Key Employees), Client, Prospective Client, or Supplier that you have or intend to resign from your position.

16.4.3    post on social media regarding the matter until permitted by the Company to do so.

16.5    You agree that breaching the obligations under this Agreement contained in clause 14.3 and 14.4 amounts to direct or indirect solicitation during your Appointment and as such will be penalized as laid out in clause 13.4 of this Agreement.

16.6    If the Company requires you to serve your period of notice from home in accordance with clause 14.1, the Company: (i) may employ or appoint any other person to carry out your duties and functions and exercise your powers under this Agreement; and (ii) will be entitled at any time to announce to employees, clients, customers, suppliers, agents and consultants and to any other third party that you have given notice or have resigned (as the case may be).

17.    OBLIGATIONS UPON TERMINATION

17.1    On the termination of your Appointment for whatever reason you shall: (i) immediately return to the Company any Property; (ii) resign without compensation from any positions of authority (including from any directorship or other office) in the Company or any Group Company; (iii) comply and remain bound by the post-termination obligations set out in Schedule 2 (and you agree to provide the Company with such undertakings and/or evidence as it may request to confirm that you are observing or have observed your obligations under Schedule 2) (iv) not make any untrue, derogatory or misleading statements about the Company or any Group Company, or its or their employees or officers (including on any social media platforms such as Facebook, Twitter, LinkedIn and Instagram); (v) disclose the names of all client contacts you have on any social media platforms, for example, Facebook, Twitter, LinkedIn and Instagram; (vi) you will agree with the Company the timing of any announcement on social media of your departure and what will be said; (vii) not represent yourself as still being employed or connected with the Company or any Group Company at any time after the Termination Date (including on any social media websites such as Facebook, Twitter, LinkedIn and Instagram); (viii) delete irretrievably any Records and Confidential Business Information, stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites and if requested, confirm in writing that you have done so.

18.    CEASING TO BE A DIRECTOR

18.1    Except with the prior approval of the board of the Company, or as provided in the articles of association of the Company or any Group Company, you shall not resign as an officer and/or director of the Company or any Group Company.

18.2    If during your Appointment you cease to be a director of the Company or any Group Company, as applicable, (otherwise than by reason of your death, resignation or disqualification pursuant to the articles of association of the Company or the relevant Group Company, as amended from time to time, or by statute or court order) the Appointment shall continue with you as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. You shall have no claims in respect of such cessation of office.

18.3    On the termination of the Appointment howsoever caused (or upon the Company having exercised its rights under clause 16.1), you shall at the request of the Company resign forthwith without claim for compensation from all offices and/or directorships held by you in the Company and/or any Group Company and you irrevocably authorise the Company to appoint any person in your name and on your behalf to sign any document and/or do anything needed to give effect to your obligations under this clause.

19.    DISCIPLINARY AND GRIEVANCE PROCEDURES

19.1    The Company's disciplinary and grievance rules and procedures are set out in the Company's Disciplinary and Grievance policy, available from People Solutions. These procedures do not form part of this Agreement.

19.2    If you want to raise a grievance, you may apply in writing to Lyndsey Mulley, EMEA People Solutions in accordance with the Company's grievance procedure. If you wish to appeal against a disciplinary decision you may apply in writing to Lyndsey Mulley, EMEA People Solutions in accordance with the Company's disciplinary procedure.

19.3    The Company may suspend you from all or any of your duties during any period in which the Company is investigating or conducting any disciplinary or grievance matter that involves you, or while any disciplinary procedure against you is outstanding. During any period of suspension, you shall remain an employee and bound by the terms of this Agreement, you shall remain away from Company and Group Company premises and refrain from contacting or dealing with any employees, Clients, Prospective Clients or Suppliers. You must ensure your manager, Chris Caldwell knows where you are and how you can be contacted during each working day. The Company reserves the right to withhold your basic salary and benefits during any suspension period.

20.    PENSIONS

You are eligible to be enrolled into the Company's pension scheme. Your membership will attract 10% employer contributions. Further details of the pension scheme are available from People Solutions.

21.    BENEFITS

21.1    You may be entitled to such additional benefits as may be communicated to you from time to time in accordance with such Company policies as may be in force, subject to the terms and eligibility requirements of the relevant benefit providers. These benefits will be laid out in Schedule 3 of this Agreement.

21.2    The Company reserves the right, in its absolute discretion, to vary, withdraw or replace any of the benefits provided at any time.

22.    EXPENSES

The Company shall reimburse you for reasonable expenses incurred by you in the proper performance of your duties, subject to you providing valid receipts and your compliance with its expenses policy as amended from time to time.

23.    DATA PROTECTION AND MONITORING

23.1    You are required to comply with the Company's Data Protection Policy and any related procedures at all times.

23.2    The Company or a Group Company for the Company processes personal data and sensitive personal data concerning you internally and, so far as is reasonably necessary, externally, for the purposes of complying with statutory requirements, meeting the Company's legitimate interests, properly conducting the Company's and any Group Company's business, complying with the terms of this Agreement and for all purposes in connection with your Appointment with the Company. You should refer to the Company's Employee Privacy Notice for information on how the Company processes employee personal data, a copy of which is available on the Company Intranet

23.2    The Company's systems enable the Company to monitor telephone, email, voicemail, internet and other communications. In order to carry out its legal obligations as an employer (such as ensuring your compliance with the Company's IT related policies), and for other business reasons, the Company may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes.

24.    COLLECTIVE AGREEMENT

There is no collective agreement which directly affects the terms and conditions of your Appointment.

25.    THIRD PARTY RIGHTS

Unless expressly stated otherwise, no one other than you and the Company shall have any right to enforce any terms of this Agreement, save for any Group Company, which shall also be entitled to enforce its terms.

26.    CHANGES TO YOUR TERMS OF EMPLOYMENT

The Company reserves the right to make reasonable changes to the terms of this Agreement by serving written notice on you.

27.    GENERAL PROVISIONS

27.1    Any reference to a particular law is a reference to it as it is in force for the time being and shall include any past, current or future amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

27.2    Unless stated otherwise, this Agreement constitutes the entire agreement between you and the Company, and replaces all previous agreements, promises, assurances, warranties, representations and understandings between you, whether written or oral, relating to its subject matter.

28.    NOTICES

28.1    Any notice or other communication given or made under this Agreement shall be in writing and delivered to the relevant party (including by hand or special delivery) or sent by email to the company email address of the Chief Executive Officer or by first class post to the address of that party specified in this Agreement or such other address in the United Kingdom as may be notified by that party from time to time for this purpose, and shall be effective notwithstanding any change of address not so notified.

28.2    Unless the contrary shall be proved, each such notice or communication shall be deemed to have been given or made, if sent by email, 24 hours after sending, if by first class prepaid post, 48 hours after posting and, if by delivery, at the time of delivery.

29.    GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in all respects in accordance with the law of England and Wales, and the parties agree to submit to the exclusive jurisdiction of the English and Welsh Courts and/or Employment Tribunals as regards any claim or matter arising in respect of this Agreement.

SIGNED AS A DEED

by Concentrix TSC UK LTD
acting by
Jane Fogarty                     /s/ Jane Fogarty
………………………………………………………………….
Director

and

Andrew Farwig                                    /s/ Andrew Farwig
…………………………………………………………………….
Secretary

SIGNED AS A DEED

by Mr. Craig Anthony St. Clair Gibson                         /s/ Craig Gibson
………………………………………………………………….

In the presence of this witness:                            /s/ Rhiana Claridge
………………………………………………………………….
Rhiana Claridge                                    (Signature of Witness)

SCHEDULE 1 - DEFINITIONS

'Appointment': your employment by us on the terms of this Agreement.

'Business': any business the Company or any Associated company in which the Executive was involved to a material extent at any time during the last twelve months of his employment, including the provision and management of customer experience services, including, engineering, analytics, billing, order management and customer management services

'Client': any person, firm or company who is or was a customer or client of the Company or any Group Company during the last twelve months of your Appointment and with whom you had material contact or dealings during such a period.

'Companies Act': the Companies Act 1985, as modified from time to time, in particular by the Companies Act 2006.

'Confidential Business Information': any information of a confidential or secret nature belonging to or relating to the Company or any Group Company, including but not limited to: trade secrets, know-how, inventions, drawings, designs, plans, lists, processes, formulae, specifications, notations, improvements, software, computer data, business information, client information, customer information, financial information, technical information, prices, discounts, business strategy and tactics, marketing strategies, the development of new products or design secrets, research and development, technical design and specifications of the Company or any Group Company's products, suppliers or distributors, business connections, and any price-sensitive information, client, customer or supplier lists, details of contracts with or requirements of customers or suppliers; and whether or not recorded in documentary form, or on computer disc, or tape and which is information not readily ascertainable to persons not connected with any company in the Group or its clients or which is not in the public domain.

'Data Protection Policy': means the Company's 'Data Protection Policy' as amended by the Company from time to time, which applies to your Appointment with the Company and is available on the Company's Intranet.

'Employment Intellectual Property': means all Intellectual Property in any Employment Invention, works, processes, methods, data, products and/or materials produced, invented, created, conceived or discovered by you (whether alone or with any other person) in the course of or in connection with your Appointment with the Company (whether or not during working hours or using any Company or Group Company premises or resources, and whether or not recorded in material form), but excluding any rights which under 39 of the Patents Act 1977 or any similar provision of applicable law, are not capable of exclusion do not vest in the Company;

'Employment Invention': means any discovery, invention, idea, development, process, innovation or improvement made, created, devised or discovered wholly or partially by you during your Appointment by the Company or which in any way relates or may be related to any product, materials, service, work, method or process of the Company or any Group Company or to any Confidential Business Information which is capable of being used in the business of the Company and/or any Group Company (irrespective of whether (a) it was made, created or discovered during working hours or using the premises, facilities or resources of the Company or any Group Company (b) it is recorded in material form or (c) under Section 39 of the Patents Act 1977 or any similar provision of applicable law not capable of exclusion, any rights fail to vest in the Company);

'Group Company': in relation to the Company, means the Company and each "parent undertaking" and each "subsidiary undertaking" from time to time of the Company as such terms are defined in section 1162 Companies Act 2006 and any subsidiary undertaking of a parent undertaking of the Company from time to time.

'Holiday Year': means the Company's holiday year which is from 1 January through to 31 December.

'Intellectual Property': means all intellectual property rights of any nature throughout the world (whether currently in existence or otherwise and whether vested or contingent and including any renewals or extensions) including without limitation copyright, moral rights, rights in the nature of copyright, trade secrets, patents, rights to inventions, utility models, design rights, database rights, trademarks, service marks, logos, trading and business names, rights in internet domain names, know-how, confidential information, unfair competition rights, rights in get-up, rights in goodwill, rights to sue for passing off, semiconductor topography rights (in each case whether registered or not and including all applications or rights to apply) and all rights or forms of protection of a similar nature or having equivalent or similar effect in any part of the world.

'Key Employee': any person who, at the Termination Date, is employed or engaged by the Company or any Group Company: (1) at a senior or key level or at a level at least equal to your level and who was a person with whom you had material contact during the last twelve months of your Appointment; or (2) in a position which reported directly to you either at the Termination Date or at any time during the last twelve months of your Appointment.

'Material Interest': where you hold a business interest for investment of five per cent or more of any class of securities quoted or dealt in on a recognised stock exchange; or the whole or majority of the shares of any other incorporated business or entity; or a controlling interest in any unincorporated business.

'Property': all and any property of the Company or any Group Company, including but not limited to Confidential Business Information, keys, security passes, mobile phone, credit card, equipment, laptop or computer.

'Prospective Client': any person, firm or company who, either twelve months' prior to or at the Termination Date, the Company or any Group Company were, or are, in discussions or negotiations with for the purposes of them becoming a client and with whom you had material contact or dealings during such discussions or negotiations.

'Records': all documents relating to the Company, any Group Company, or its or their customers or contacts, in any form and including all copies, drafts, reproductions, notes, extracts or summaries, that you have stored on any personal hard disk or memory or otherwise, including any laptop or mobile telephone, and all matter derived from such sources in your possession or under your control outside the Company premises.

'Restricted Territory': means (a) the United Kingdom or (b) any other country in which the Company has business interests on the Termination Date and where you were involved to a material extent in the last [twelve] months of your Appointment by reason of your role, work and duties.

'Supplier': any person who is a supplier or trade connection of the Company or any Group Company at the Termination Date and with whom you had material contact during the last [twelve] months of your Appointment.

'Termination Date': the date of termination of your Appointment.

SCHEDULE 2: TRUST AND CONFIDENCE AGREEMENT ON BUSINESS PROTECTION

1.    CONFIDENTIALITY

1.1    Other than as required for the proper performance of your duties as authorised by the Company, you shall during your Appointment with the Company, and at all times after the Termination Date:

1.1.1    keep confidential and not disclose or otherwise use any Confidential Business Information for your own purposes or those of any third party.

1.1.2    keep Confidential Business Information secure at all times, whether you work on or off Company premises.

1.1.3    use your best endeavours to prevent the unauthorised use or communication by any person, company or organisation (including your colleagues and any of the Company's manufacturers, suppliers, clients and customers) of any Confidential Business Information.

1.1.4    inform the Company immediately upon becoming aware, or suspecting, that any person, company or organisation knows or has used any unauthorised Confidential Business Information.

1.1.5    not transfer, download or forward any Confidential Business Information, in any form, to a personal device or email address. It must remain, at all times, on company devices only; and

1.1.6    not make or use any copies or Records of any Confidential Business Information in any form. All Confidential Business Information, including copies of it in any medium, is the property of the Company (or any Group Company where appropriate) and immediately at the Company's request, you will hand over all Confidential Business Information and any copies to your direct manager, or such other person as the Company may designate, and provide a signed statement that you have complied fully with your obligations under this Schedule.

1.2    You agree:

1.2.1    that you are responsible for ensuring the security of any Confidential Business Information in your home and whilst you are working outside the Company's premises.

1.2.2    unless the Company gives its prior written consent or it is within the ordinary course of your duties during the Appointment, you may not at any time during or after your Appointment with the Company (or permit or authorise any third party to): (i) publish any Confidential Business Information or any opinion, fact or material relating to or connected with the Business or the Company’s customers, clients or suppliers; or (ii) write or contribute (under any name) to any book, newspaper or journal or any television or radio broadcast or any online media insofar as this relates to Confidential Business Information; and

1.2.3    to comply with the Company's policies from time to time in force regarding (i) data protection and the retention and use of personal data and (ii) the use of information technology and electronic communication systems.

1.3    All Confidential Business Information, including copies of it in any medium, is the property of the Company (or any Group Company where appropriate) and immediately upon the termination of your Appointment, or the Company's request at any time during your Appointment, you will:

1.3.1    hand over all Confidential Business Information and any copies thereof to your direct manager or their superior, provided that such person is authorised to handle that Confidential Business Information.

1.3.2    permanently and irretrievably delete any Confidential Business Information stored on any magnetic or optical disk or memory, including personal computer networks, personal e- mail accounts or personal accounts on websites and any associated copies which are in your possession or under your control; and

1.3.3    provide a signed statement that you have complied fully with your obligations under this paragraph.

1.4    You may not at any time during or after your Appointment with the Company make any derogatory or disparaging statements concerning, or statements which might reasonably be expected to damage, the reputation or interests of the Company, its Group Company or its or their directors, officers or employees (or permit or authorise any third party to do so) if you could save your vested interests in any other reasonable way.

1.5    The obligations contained in this paragraph do not affect your common law duties or your applicable statutory rights.

2.    INTELLECTUAL PROPERTY

2.1    You shall immediately upon its creation or discovery notify the Company in writing of the general nature of any Employment Invention.

2.2    The ownership of any Employment Invention shall belong to the Company subject always to Section 39 of the Patents Act 1977 or any similar provisions of applicable law.

2.3    You shall:

2.3.1    promptly provide to the Company full written disclosure of any Employment Invention whenever required by the Company (whether during or after your Appointment with the Company); and

2.3.2    at the reasonable expense and request of the Company, but without additional payment to you (except as provided by law), apply or join with the Company, any Group Company or any other person(s) in applying for letters patent or other equivalent protection (except only to the extent that by virtue of Section 39 of the Patents Act 1977 or any similar provision of applicable law not capable of exclusion such rights fail to vest in the Company) in the United Kingdom and in any other part of the world for such Employment Inventions and unconditionally do such things and execute such documents as the Company may reasonably request.

2.4    The Company shall be exclusively entitled to the entire and unencumbered legal and beneficial interest throughout the world in and to all Employment Intellectual Property and all materials embodying any of the foregoing. To the extent that any such Employment Intellectual Property does not vest automatically in the Company, you shall hold it on trust for the Company.

2.5    You undertake at the reasonable expense of the Company (but without additional payment to you except as provided by law) immediately and unconditionally to execute all documents and do all things as the Company shall require for the purpose of confirming and assuring in the name of the Company or any Group Company any Employment Intellectual Property and/or maintaining or protecting any Employment Intellectual Property and/or registering any Employment Intellectual Property in the name of the Company or any Group Company, including waiving any statutory moral right therein as referred to in paragraph 6 below.

2.6    You irrevocably waive all your present and future moral rights and similar rights of any nature throughout the world (including without limitation the right to be identified as the author of any work and the right to object to the derogatory treatment of any work under Sections 77 and 80 of the Copyright, Designs and Patents Act 1988) in or to any of the Employment Intellectual Property in favour of the Company (and any Group Company) and for the avoidance of doubt this waiver shall extend to the licensees and successors in title of the Company (and of any Group Company).

2.7    Subject only to your legal rights you agree that no further compensation other than that provided for in this Agreement shall become due to you in respect of your compliance with this Schedule 2.

2.8    You shall not without the prior written consent of the Company directly or indirectly register any Employment Intellectual Property or attempt to do so.

2.9    This Schedule 2 shall continue in full force and effect after the Termination Date for whatever reason and shall be binding upon your personal representatives.

2.10    You hereby irrevocably appoint the Company to be your attorney to do all things necessary for the purpose of giving the Company and/or any Group Company the full benefit of this Schedule 3. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case so far as any third party is concerned.

2.11    During the term of this Agreement, you agree to inform the Company of any actual, suspected or threatened infringement of any Intellectual Property belonging to the Company or any Group Company as soon as you become aware of such infringement, and, at the reasonable expense of the Company, you agree to assist the Company with preventing further infringement, to enforce such Intellectual Property against third parties, to apply for the registration of any such Intellectual Property and to defend any claim made against the Company and/or any Group Company of infringement of third party Intellectual Property.

3.    OUTSIDE INTERESTS

3.1    Subject to Clause 3.2 of this Schedule, during the Agreement you shall not, except as a representative of the Company or with prior written approval from the Company, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest as an agent, consultant, director or other officeholder, employee, owner, partner, shareholder or in any other capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

3.2    Notwithstanding clause 3.1, you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company and/or any Group Company.

3.3    You agree to disclose to the Company any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of your obligations under this Agreement.

4.    PROTECTIVE COVENANTS

Non solicitation of or dealing with Clients

4.1    You will not, for a period of six months after the Termination Date, whether directly or indirectly, for yourself or with any person, firm or company, solicit or deal with, or approach or accept any business or trade of, a Client or Prospective Client for the provision of services which compete with the Business of the Company.

Non solicitation of employees

4.2    You will not, for a period of six months after the Termination Date, whether directly or indirectly, for yourself or with any person, firm or company, solicit, approach, engage, employ or offer employment to, a Key Employee, or in any way try to influence a Key Employee to leave the Company or any Group Company.

Non-competition

4.3    You will not, for a period of six months after the Termination Date, whether directly or indirectly: be employed by or engaged in, as a director, consultant, agent, employee or self- employed person, in any business or entity which is, or seeks to be, in competition with the Business in the Restricted Territory; or hold any Material Interest in any business or entity which is, or seeks to be, in competition with the Business in the Restricted Territory.

4.4    If, during the Agreement or before the expiry of the covenants contained in this Clause 4 of this Schedule 2 you receive an approach or offer of employment or any other type of engagement (including setting-up your own business) or you intend to set-up your own business which competes with any part or parts of the Company's or any Group Company's business where you are or have been involved to a material extent during your Appointment; you shall:

4.4.1    notify the Company or the Board in writing of the fact of the offer or intention to set-up a business in competition.

4.4.2    if requested, meet with the Company to explain more about the role and/or capacity in which you intend to work’; and

4.4.3    where relevant, disclose to the third party a copy of this Clause 4 and Schedule 1 within seven days of the offer being made; and

4.4.4    sign such undertakings as the Company may require to confirm the nature of your role and the observance and compliance with this Clause 4.

4.5    You also agree that, if, at any time during your Appointment, one or more Key Personnel has left their employment, appointment or engagement with the Company to carry out services for a business which competes with, or is intended to compete with the Business, you will not at any time during the nine 9 months following the last date on which any of those Key Personnel were employed or engaged by the Company, be employed or engaged in any way with the same business. You will also notify the Company immediately, including if they approach you to leave with them.

4.5.1    if you have been approached by any employee or third party (for example, an employment agency or head-hunter) to join such a business; and

4.5.2    if you learn of any other Key Personnel's intention to leave the Company, whether alone or with other employees of the Company.

Suppliers

4.6    You will not, at any time after the Termination Date, whether directly or indirectly, for yourself or with any person, firm or company, interfere with or in any way conduct yourself so as to damage or significantly affect the Company's, or any Group Company's relationship or terms of trade with any Supplier.

General

4.7    The restrictions set out in this clause apply whether you are acting for your own benefit or on behalf of any person and whether you act directly or indirectly.

4.8    If you are required to serve any period of notice as garden leave, such period shall be set off against any period of the covenants under this Schedule 2.

4.9    At any time after the Termination Date, you will not represent yourself as connected with us or any Group Company in any capacity, other than as a former employee, or use any registered names or trading names associated with us or any Group Company.

4.10    You acknowledge and agree that: (i) the protective covenants in this clause are necessary for the Company to protect its legitimate interests, such as its Confidential Business Information; (ii) you will have access to the Company’s important information, including but not limited to Confidential Business Information, during your Appointment with the Company; (iii) the scope of the protective covenants including the non-compete obligation are proper and not excessive (iv) the remuneration you receive during your Appointment will constitute sufficient consideration for the performance of the protective covenants, including the performance of the non-compete, both during the Appointment and after the Termination Date.

4.11    If any or part of the obligations under this Schedule are held to be unenforceable or void but would not be so if some part of it were deleted or modified or varied then the provision shall apply with such deletion, modification or variation as is necessary to make it valid and effective.

SCHEDULE 3 – BENEFITS

You shall be entitled to receive the benefits listed below subject to the rules of any relevant plans. The Company reserves the right, in its absolute discretion, to vary, withdraw or replace any of the benefits listed below from time to time.

•You will be eligible for a company incentive bonus with a bonus potential of 100% of your base salary per annum based on completion of company performance goals

•You are entitled to private family healthcare cover with the Company's healthcare provider. Full details and the appropriate application forms are available separately from People Solutions.

•You will receive a car allowance equivalent to £10,000 per annum, paid in 12 equal instalments of £833.00. This payment will be made with your salary by bank transfer on or around the last working day of the month.

•You shall be entitled to participate in the Company's life assurance scheme which shall pay to your dependents a sum equal to 4 times your salary in the event of your death during the Appointment. Participation is subject to: a) the terms of the Company's life assurance scheme, as amended from time to time; b) the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and c) you satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable. Full details are available from People Solutions. If the insurance provider refuses for any reason to provide life assurance benefit to you, the Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit. The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend its life assurance scheme (including the level of your cover) at any time on reasonable notice to you.